Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THIRD QUARTER OF FISCAL 2006

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

•	NET REVENUES INCREASED OVER 25% TO $8.5 MILLION

•	OPERATING CASH FLOW POSITVE

•	OVER $300,000 OF EBITDA

•	EBITDA POSITIVE FOR FOURTH STRAIGHT QUARTER

CLEARWATER, FL–November 13, 2006–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced financial results for the third quarter ended September 29, 2006.

Net revenues for the 39-week period increased over 25 percent to approximately $8.5 million, compared to $6.8 million for the same period last year. The increase in net revenue related primarily to increased technology revenue and increased transaction volume. Costs of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses increased by approximately 18 percent to approximately $6.4 million, compared to approximately $5.4 million for the same period last year. As a percentage of revenue, cost of sales decreased by approximately 4 percent compared to the same period last year. The increased cost of sales and the decrease as a percentage of revenue resulted primarily from increased order volume, increased productivity, increased higher margined professional services, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 9 percent to approximately $2.2 million compared with costs of approximately $2.1 million last year. The increase in the cost primarily related to the sales and marketing efforts, increases in infrastructure, non-capitalization of technology enhancements and increases in expenses directly related to being a public entity. In the third quarter of 2005 the Company recognized approximately $400,000 of costs related to the reverse acquisition. The Company reported a net loss of approximately $143,900, or $(0.01) per weighted average share, compared with net a loss of $596,400, or $(0.05) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “These are exciting times at Jagged Peak. We have completed another successful quarter and continue to see a solid growth rate of over 25% compared to the prior period, which has primarily resulted from our strong core customer base. During the quarter we were successful in obtaining new clients and re-signing existing clients, contributing towards our growth objectives of 2007. We continued to deliver and successfully deploy our EDGE based applications and portals for our global clients. Our goal continues to be to rapidly expand our technology business and specifically our EDGE software and related services.” Paul Demirdjian also commented. “Our employees continue to execute, contribute and fuel our company’s growth and success. We view each and every one of them as a critical member of the Jagged Peak team and we salute them for their contributions.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Our third quarter performance reflects management’s continued effort to improve the Company, both operationally and financially. The Company is EBITDA positive for the fourth consecutive quarter and had over $250,000 of cash flow provided by operation for the 39-week period ended September 29, 2006. Many of management’s strategies are beginning to be reflected in the Company’s quarterly financial results. Management will continue to implement our growth strategies in a controlled and methodical basis to continue to ensure that the Company can internally generate the necessary cash flow to service our customers, our debt and our suppliers. In addition, management will continue to work with our banking and equity relationships to obtain the necessary working capital to expedite our growth potential.”

EBITDA for the 39-week period ended September 29, 2006 was approximately $305,500 compared to approximately $(264,800) in the comparable period of the prior year. The increase in the EBITDA is primarily related to the increased sales and increased productivity and the lack of reverse merger costs that were primarily incurred in the third quarter of last year.

	For the 39-weeks ended
	September 29, 2006	September 30, 2005
Net loss as reported	$(143,900)	$(596,400)
Income tax benefit	(64,800)	(211,100)
Interest expense	141,000	157,100
Depreciation and amortization	373,200	385,600

EBITDA	$305,500	$(264,800)

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. In addition, the Company uses non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and (b) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only as supplemental information.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 30, 2005.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Revenue
Gross revenue	$3,396,300	$2,976,800	$10,609,700	$8,309,600
Discounts, freight and other	(705,800)	(888,900)	(2,061,600)	(1,514,500)

Net revenues	2,690,500	2,087,900	8,548,100	6,795,100

Cost of sales	1,976,100	1,679,700	6,377,700	5,389,500

Gross profit	714,400	408,200	2,170,400	1,405,600

Operating expenses:

General and administrative expenses	775,000	877,000	2,230,200	2,056,000

Operating loss	(60,600)	(468,800)	(59,800)	(650,400)

Other expenses:
Interest expense	35,400	66,200	141,000	157,100
Loss on disposal of assets			7,900

Total other expenses	35,400	66,200	148,900	157,100

Loss before tax benefit	(96,000)	(535,000)	(208,700)	(807,500)

Provision for income tax benefit	(30,300)	(140,000)	(64,800)	(211,100)

Net loss	$(65,700)	$(395,000)	$(143,900)	$(596,400)

Weighted average number of common shares outstanding – basic & fully diluted	13,992,631	12,690,411	13,901,509	11,878,972

Net loss per share – basic & fully diluted	$(0.00)	$(0.03)	$(0.01)	$(0.05)

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